Exhibit 99.1
Contact:
Joy Marshall
joy_marshall@ucbi.com
(864) 241-8738

United Community Names Tom Speir as New Chief Financial Officer
Seasoned banking executive brings deep financial, M&A, and investor relations experience to support United's continued growth

GREENVILLE, S.C., August 19, 2026 /PRNewswire/ — United Community (NYSE: UCB) today announced that Tom Speir has been named executive vice president and chief financial officer.
Speir brings mothan two decades of financial experience, including balance sheet management, M&A, strategic planning, and investor relations. In this role, he will shape the bank’s financial direction, oversee capital management and investor relations, and help guide United’s long-term growth and financial strength.
“I am excited to welcome Tom to the United team. He brings proven experience to the role, including clear financial expertise, strategic planning skills, and solid relationships in the investment community,” said Chief Executive Officer Lynn Harton. “Those strengths will help us continue to grow our company and position us for a great future. Tom is a great cultural fit as well, with the right values and approach to connect with our employees and customers.”
“I am honored to join United at such an exciting time for the company,” said Speir. “What attracted me most was the culture, the values, and the shared commitment to improving the financial well-being of the customers and communities we serve. I look forward to working alongside this talented team as we build on United's success and continue growing together.”
Speir will join the Greenville, S.C.-based bank on September 8, succeeding Jefferson Harralson, who announced his retirement earlier this year.